FUND PARTICIPATION AGREEMENT
This Agreement dated as of the 7th day of December, 2015 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiary life insurance companies listed on Exhibit A (collectively, "Nationwide") and the current and any future Nationwide separate accounts as applicable ("Variable Accounts"), Columbia Management Investment Advisers, LLC (the "Adviser"), and Columbia Management Investment Distributors, Inc. (the "Distributor") (the Adviser and Distributor collectively referred to as the "Company").
RECITALS
WHEREAS, the Adviser and the Distributor serve as the adviser and distributor, respectively, of the mutual funds (each such fund, a "Fund" and collectively, the "Funds") listed on Exhibit B.
WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively "Variable Products") through its Variable Accounts; and
WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and
WHEREAS, Nationwide and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and
WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds; and
WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and
WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts to be offered by insurance companies (hereinafter "Participating Insurance Companies"); and
WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets; and
WHEREAS, the Fund is able to rely on an order from the Securities and Exchange Commission (hereinafter the "SEC") granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans ("Qualified Plans") (hereinafter the "Mixed and Shared Funding Exemptive Order"); and
WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and
WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and
WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the "1934 Act") and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); and
WHEREAS, each Variable Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of Nationwide under the insurance laws of its State of incorporation, to set aside and invest assets attributable to the Variable Products; and
WHEREAS, Nationwide has registered each Variable Account as a unit investment trust under the 1940 Act, unless such Variable Account is exempt from registration thereunder;
WHEREAS, to the extent permitted by applicable insurance laws and regulations, Nationwide intends to purchase shares in the Portfolios listed on Exhibit B attached hereto and incorporated herein by reference, as such exhibit may be amended from time to time by mutual written agreement of the parties (the "Portfolios"), on behalf of the Variable Accounts to fund the Variable Products, and the Distributor is authorized to sell such shares to unit investment trusts such as the Variable Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Nationwide also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the "Unaffiliated Funds") on behalf of the Variable Accounts to fund the Variable Contracts.
NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:
REPRESENTATIONS
REPRESENTATIONS BY NATIONWIDE
Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.
Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act"), unless excluded from registration based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, or any other applicable exemption.
Nationwide represents that the Variable Products or interests in the Variable Accounts are or will be registered under the 1933 Act, and it will amend the registration statements under the the 1933 Act and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded. Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.
Nationwide represents that the Variable Products will be issued and sold in compliance in all material respects with all applicable federal and state laws; and Nationwide will use best efforts to comply in all material respects with state insurance suitability requirements.
Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Internal Revenue Code of 1986, as Amended (the "Code"), and that Nationwide maintains processes and procedures to review and determine whether its contracts and policies are treated as annuity contracts and/or life insurance policies. Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future. In addition, Nationwide represents and warrants that each Variable Account is a "segregated asset account" and that interests in each Variable Account are offered exclusively through the purchase of or transfer into a "variable contract" within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Nationwide will use every effort to continue to meet such definitional requirements, and it will notify the Fund, the Distributor and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. Nationwide represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Variable Products purchased in connection with such plans.
Nationwide represents that it has policies and procedures in effect with respect to the processing and transmission of orders to purchase and redeem Fund shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time) on the New York Stock Exchange ("Close of Trading"), on any Business Day from being aggregated and communicated to the Funds with orders received before Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder) ("Late Trading Procedures").
ationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices. Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable). Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund shares hereunder which may differ from the criteria set forth in the Fund’s prospectus and statement of additional information ("SAI") Nationwide shall, during the term of this Agreement, make available to the Funds’ transfer agent (the "Transfer Agent") daily electronic data files in a mutually agreed upon format to Transfer Agent of all of its contract owners' transactions in the Funds through the Variable Products so that Transfer Agent may review such transactions for trading deemed to be harmful to the Funds, and shall promptly impose any trading instructions upon its contract owners as communicated by Transfer Agent. The Fund has the right to refuse any purchase order as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board of Directors of the Company (the "Board") acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, refusal is necessary and in the best interests of the shareholders of such Fund.
Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.
Nationwide represents that its personnel have sufficient expertise and experience to implement this Agreement in accordance with its terms.
Each transmission of orders by Nationwide shall constitute a representation by Nationwide that such orders are accurate and complete and relate to orders received by Nationwide by the Close of Trading (as defined herein) on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund shares received from Variable Product owners but not rescinded by the Close of Trading. Nationwide agrees to provide the Fund or its designee with such certifications and representations regarding the Late Trading Procedures as the Fund or its designee may reasonably request.
Nationwide represents that it has implemented and maintains compliance policies and procedures that are reasonably designed to comply with applicable laws, rules and regulations.
Nationwide agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Nationwide that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code, or if Nationwide has a reasonable basis for believing that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code, it will promptly notify the Company and cooperate with the Company in its review of such failure or alleged failure.
Nationwide shall use its best efforts to minimize any liability of the Fund, the Distributor and the Adviser resulting from such failure or alleged failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent.
REPRESENTATIONS BY THE COMPANY
If the Funds are not a party to this Agreement, then the Company makes the following representations on behalf of the Funds:
1.	Each Fund represents that it is duly organized and validly existing under applicable state law. Each Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.
2.	Each Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts, including registering its shares sold to the Variable Accounts under the 1933 Act. Each Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. Each Fund will register and qualify its shares for sale in accordance with the laws of all states if and to the extent required by applicable law. Notwithstanding the preceding sentence, the Company represents that each Fund can be sold in all states, the District of Columbia, Puerto Rico, and the Virgin Islands, and the Company will promptly notify Nationwide if any Fund covered under this Agreement can longer be sold in such jurisdictions.
3.	Each Fund organized as a regulated investment company for tax purposes represents that it is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification. Each Fund organized as a partnership for tax purposes represents that it is currently treated as a partnership that is not a publicly traded partnership within the meaning of section 7704 the Code, and that it shall make every effort to maintain such qualification. Some of the funds organized as partnerships have received private letter rulings from the IRS, or are currently seeking private letter rulings from the IRS, confirming that such funds qualify as partnerships that are not publicly traded partnerships for tax purposes. Each Fund shall promptly notify Nationwide upon having a reasonable basis for believing that it has ceased to qualify as a regulated investment company or a partnership that is not a publicly traded partnership, or that it may not qualify as such in the future.
4.	The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds’ prospectuses and such policies, as disclosed, will be applied to all shareholders, subject to the Fund’s limitations on the ability to detect and prevent excessive trading as disclosed in the Fund’s prospectus.

5.	The Funds represent that any insurance Funds utilized in the Variable Products currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus. The Funds will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply. The Funds shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h).
The Distributor represents that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"), (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.
The Adviser represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.
The Distributor and Adviser represent that their personnel have sufficient expertise and experience to implement this Agreement in accordance with its terms.
TRADING
Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Distributor for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day. A "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and SAI. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Distributor or to incur any cost or liability on its behalf. Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.
Nationwide and the Company agree to provide to the other such information that is reasonably available to verify its compliance with this Agreement and to satisfy regulatory requirements of the requesting party, provided that such information is not prohibited by law or contract from being disclosed.
VOTING
For so long as and to the extent that the Securities and Exchange Commission ("SEC") continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to contract owners) and shall vote Fund shares in accordance with instructions received from the contract owners who have interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.
The Company shall cause any third party vendor providing services on behalf of the Company, with regard to proxy material, to sign a confidentiality agreement that includes reasonable nondisclosure provisions.
Nationwide shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Fund or its designee and agreed to by Nationwide and the Fund or its designee. The Distributor agrees to promptly notify Nationwide of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.
DOCUMENTS AND OTHER MATERIALS
DOCUMENTS PROVIDED BY NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.
DOCUMENTS PROVIDED BY THE COMPANY
Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance. In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.
The Company shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing contract or policy owners) of the Funds’ prospectuses, SAI's and any supplements thereto, and semi-annual and annual reports.
SALES MATERIAL AND INFORMATION
Nationwide shall furnish, or shall cause to be furnished, to the Distributor, a copy of each piece of sales literature or other promotional material that Nationwide develops or proposes to use and in which the Fund (or Portfolio thereof), the Adviser or the Distributor is named in connection with the Variable Products, at least ten (10) business days prior to its use. No such material shall be used if the Distributor objects to such use within five (5) business days after receipt of such material. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options without furnishing the material to the Distributor.
Nationwide shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Variable Products other than the information or representations contained in the registration statement, including the prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund, Distributor or Adviser, except with the permission of the Distributor or Adviser.
The Adviser or the Distributor shall furnish, or shall cause to be furnished, to Nationwide, a copy of each piece of sales literature or other promotional material in which Nationwide, its Variable Accounts, and/or its Variable Products are named at least ten (10) business days prior to its use. No such material shall be used if Nationwide objects to such use within five (5) business days after receipt of such material.
The Distributor and the Adviser shall not give any information or make any representations on behalf of Nationwide or concerning Nationwide, the Variable Accounts, or the Variable Products other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by Nationwide or its designee, except with the permission of Nationwide.
For purposes of this Agreement, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.
EXPENSES
All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Funds under this Agreement shall be paid by the Company and/or the Funds.
Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.
The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectuses, SAI's, proxy materials, reports and the preparation of other related statements and notices required by law for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to its existing contract owners. For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Company will provide updated Fund prospectuses and semi-annual and annual reports for mailing to contract owners, or if a combined printing is done by Nationwide, the Company will pay the lesser of:
(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or
(b)	The Company's portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or
(c)	The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.
FUND SUBSTITUTION
If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option. The parties agree to provide reasonable advance notice of their election to remove a Fund. The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26(c) of the 1940 Act for any fund substitution.
MIXED AND SHARED FUNDING
The Board of Trustees of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Variable Product owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Variable Product owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.
The Company represents on behalf of the Fund that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act. As set forth in the notice of the Fund's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the, and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Nationwide agrees to carry out such responsibilities with a view to the interests of existing contract owners.
If a majority of the Board, or a majority of its directors who are not interested persons of the Fund, the Distributor, the Adviser or any subadviser to any of the Portfolios (the "Disinterested Board Members"), determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund ("Participating Companies"). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:
(a)	Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners; and/or
(b)	Establishing a new separate account.
If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Board Members. Nationwide shall take such steps as necessary to complete any such withdrawal and termination within six (6) months after the Fund gives written notice that this provision is being implemented; however, if regulatory approval is required for such withdrawal and termination then such withdrawal and termination will be completed upon receiving regulatory approval, which Nationwide shall seek to receive as promptly as possible. Until the end of that six-month period (or, if applicable, until regulatory approval is received) the Adviser, the Distributor and the Fund shall continue to accept and implement orders by Nationwide for the purchase (and redemption) of shares of the Fund, subject to the terms of the Fund’s then-current prospectus.
For the purpose of this section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then Nationwide will withdraw the Variable Account’s investment in the Fund within six (6) months (or, if applicable, when regulatory approval is received) after the Board informs Nationwide in writing of the foregoing determination and the Agreement will terminate as it relates to that Fund; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Board Members.
If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) sections of this Agreement relating to proxy voting and Mixed and Shared Funding shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.
PRIVACY AND CONFIDENTIAL INFORMATION
Confidentiality Obligation. Each party shall hold the Confidential Information of the other party in strict confidence. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.
Confidential Information. For purposes of this section and the next, "Confidential Information" means any data or information regarding proprietary information, information identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the customer information of each party.
Customer Information. For purposes of this section, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act. In the event Confidential Information includes Customer Information, the Customer Information clause controls.
Confidential Information does not include information that: (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party ("Receiving Party") or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party ("Disclosing Party"); (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the receiving party shall notify the disclosing party of such receipt and tender to it the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena or other process to the extent required by law; or, (f) any fees payable to Nationwide for performing certain administrative services.

Unauthorized Disclosure. Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information.
Data Disposition. Upon Disclosing Party’s written request, Receiving Party shall promptly return all documents and other media containing Confidential Information. Any information that cannot feasibly be returned shall be purged, deleted or destroyed, provided that Receiving Party may retain one copy to the extent necessary to comply with applicable records retention requirements. The Receiving Party shall have an obligation to safeguard all other information.
SECURITY
Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.
ANTI-MONEY LAUNDERING
Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective. Nationwide, to the extent applicable to such entity, represents, warranties and agrees that it: (A) has established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; and (B) has established policies and procedures to comply with all applicable laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC).
DISCLOSURE
Each party may disclose that it has entered into this arrangement.
INDEMNIFICATION
Nationwide agrees to indemnify and hold harmless the Company and Funds, and their respective officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls the Company and/or Funds within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of this section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses) (collectively the "Losses"), to which the Indemnified Parties may become subject to when such Losses result from:
1.	a material breach of any representation and/or warranty made by Nationwide in this Agreement or any other material breach by Nationwide of a provision of this Agreement;
2.	any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Variable Products (or any amendment or supplement to any of the foregoing), or omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to Nationwide by or on behalf of the Fund for use in the registration statement or prospectus for the Variable Products or in the Variable Products or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Variable Products or Fund shares; or
3.	statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by Nationwide or persons under its control) or wrongful conduct of Nationwide or persons under its control, with respect to the sale or distribution of the Variable Products or Fund Shares; or
4.	any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of Nationwide.

Nationwide will reimburse any reasonable legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of the Company or Fund in performing its obligations under this Agreement.
The Company agrees to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the "Indemnified Parties" for purposes of section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from:
1.	a material breach of any representation and/or warranty made by the Company in this Agreement or any other material breach by the Company of a provision of this Agreement;
2.	any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, or supplement for the Fund (or any amendment or supplement to any of the foregoing), or omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Nationwide for use in the registration statement, prospectus or SAI for the Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Variable Products or Fund shares; or
3.	statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material for the Variable Products not supplied by Nationwide or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Variable Products or Portfolios; or
4.	any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material covering the Variable Products, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to Nationwide by or on behalf of the Company.
The Company will reimburse any reasonable legal or other expense reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, negligence, willful misfeasance or misconduct of Nationwide in performing its obligations under this Agreement.
Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this section. In the event that such an action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.
If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.
In the event a Fund becomes subject to Losses caused by a breach by Nationwide of a material provision of this Agreement, and the Company or any successor or assignee of the Company is unable to exercise its rights under the Indemnification section of this Agreement or such Fund determines that it is in its best interest to pursue a remedy directly, rather than through the Company, such Fund shall be a third party beneficiary of this Agreement solely for purposes of the indemnification provisions set forth above.

APPLICABLE LAW
This Agreement shall be construed in accordance with the laws of the State of Delaware.
This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.
TERMINATION
This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:
(a)	at the option of Nationwide or the Company upon at least 30 days advance written notice to the other;
(b)	at any time upon the Company's election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;
(c)	at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products for which the Fund shares have been selected to serve as the underlying investment options. Nationwide shall give reasonable notice to the Company of any proposal to substitute Fund shares;
(d)	at the option of Nationwide or the Company with 30 days advance written notice to the other, upon the institution of relevant formal proceedings against either Nationwide or the Company or the Funds by FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body;
(e)	at the option of either party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.
Notwithstanding any termination of this Agreement, the Company shall, at the option of the Company and Nationwide, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Variable Products in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this section shall not apply to any terminations under the section titled Mixed and Shared Funding and the effect of such Mixed and Shared Funding terminations shall be governed by the Mixed and Shared Funding provisions of this Agreement.
Notwithstanding any of the foregoing provisions of this section, this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.
NOTICE
Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:
Nationwide Financial
One Nationwide Plaza, 5-04-206J
Columbus, Ohio 43215
Attention: AVP, External Funds Management
Columbia Management Investment Advisers, LLC
225 Franklin Street
Boston, MA 02110
Attention: President
Columbia Management Investment Distributors, Inc.
225 Franklin Street
Boston, MA 02110
Attention: President

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon receipt.
ENTIRE AGREEMENT
This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.
ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.
WAIVER OF AGREEMENT
No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.
ENFORCEABILITY
If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
REMEDIES NOT EXCLUSIVE
The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.
TRADEMARKS
Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of such party. Notwithstanding the foregoing, Nationwide may identify the Funds and Portfolios in a listing of funds available as underlying investment options.
SURVIVAL
Sections "Representations," "Privacy and Confidentiality Information," "Security," "Indemnification," and "Trademarks" hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement with respect to Existing Contracts and shall survive for so long as such Existing Contracts remain so invested.
NON-EXCLUSIVITY
Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.
PARTNERSHIPS/JOINT VENTURES
Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

FORCE MAJEURE
No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.
AMENDMENTS TO THIS AGREEMENT
This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.
NO THIRD PARTY BENEFICIARIES
Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.
RULE 22C-2 AGREEMENT
The terms of The Rule 22c-2 Agreement, dated April 16, 2007, by and between Nationwide and the Distributor are incorporated herein by reference.
EXECUTION
Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.
This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
NATIONWIDE FINANCIAL SERVICES, INC.

By: Steven D. Pierce
Title: AVP, External Funds Management
COLUMBIA MANAGEMENT ADVISERS, LLC

By:
Title:
COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:

Title:

Exhibit A
Subsidiary Life Insurance Companies
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Separate Accounts, or performing duties or obligations hereunder on behalf of Nationwide provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B
FUNDS AND PORTFOLIOS
Funds:
Columbia Funds Variable Insurance Trust
Columbia Funds Variable Insurance Trust I
Columbia Funds Variable Series Trust II
Portfolios:
All current and future Portfolios of the Funds available for sale through the Variable Products.

EXHIBIT C
FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES
The purchase, redemption and settlement of shares of a Fund ("Shares") will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service ("DCCS") Processing Procedures below and the rules and procedures of the SCC National Securities Clearing Corporation ("NSCC") shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.
It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trading (as defined below) on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 3(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.
Fund/SERV-DCCS Processing Procedures
1.	On each business day that the New York Stock Exchange (the "Exchange") is open for business on which the Funds determine their net asset values ("Business Day"), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions") without supporting documentation from the contract owner. On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.
2.	With respect to both NSCC transaction and, to the extent applicable, manual transactions, each of Nationwide and Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Each of Nationwide and Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of Nationwide and the Company that would affect its duties and obligations pursuant to this Agreement.
3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.
4.	Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.
5.	For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain records with respect to each Fund/SERV transaction (and any subsequent changes to such information,) and to enable the Company to maintain accurate Fund records, which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time ("ET")) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.
Manual Processing Procedures
1.	On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by Nationwide prior to the Close of Trading on any given Business Day

(generally, 4:00 p.m. ET (the "Trade Date") and transmitted to the Company by no later than 9:00 a.m. ET the Business Day following the Trade Date ("Trade Date plus One" or "T+1"), will be executed at the NAV ("Share Price") of each applicable Fund, determined as of the Close of Trading on the Trade Date.
2.	As noted in Paragraph 1 above, by 9:00 a.m. ET on T+1 ("Instruction Cutoff Time") and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the "Instruction Report") detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.
(a)	It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. With respect to both NSCC transactions and manual transactions, Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.
(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.
(c)	In the event that Nationwide transmits an Instruction to the Company on any Business Day prior to the Instruction Cutoff Time and such Instruction is not received by the Company due to circumstances caused by the Company that prohibit the Company’s receipt of such Instruction, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company.
(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.
3.	As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.
(a)	Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.
In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.
(b)	Nationwide (and its Variable Accounts) shall be designated as record owner of each account ("Record Owner") and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.
(c)	On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 3(c) only, the Settlement Date will be the date on which the Instruction settles.
(d)	Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Company in writing of any discrepancies between such information. The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time
By no later than 7:00 p.m. ET on each Trade Date ("Price Communication Time"), the Company will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.
Adjustments
In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit D herein: (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the contract owner and Nationwide, as appropriate, for any losses incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or loss.
General
Notwithstanding the foregoing, the Fund may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio.